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                                                                       EXHIBIT 5

            CONSENT AND WAIVER OF SERIES C PREFERRED STOCKHOLDERS OF
                        XM SATELLITE RADIO HOLDINGS INC.

On October 25, 2000, XM Satellite Radio Holdings Inc. (the "Company") filed a universal shelf registration statement on Form S-3 registering an indeterminate number of debt securities, debt guarantees, shares of preferred stock, depositary shares, shares of common stock, warrants and rights, with an aggregate offering amount of up to $500 million (the "Shelf Registration"), of which $201,406,250 has already been sold as common stock or convertible notes.

Pursuant to the prospectus supplement to the Shelf Registration to be filed by the Company (the "Supplement"), the Company is proposing to offer in a public offering (the "Offering") approximately $100,000,000 of shares of its Class A Common Stock, par value $.01 per share (the "Common Stock"), plus an over-allotment of up to 15% (the "Over-allotment").

The undersigned holder of the Company's 8.25% Series C Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series C Preferred Stock"), hereby consents to the proposed Offering, including the Over-allotment, as required by Section 7.8(a)(v) of the certificate of designation governing the Series C Preferred Stock (the "Series C Certificate"), provided that the Company agrees, by countersigning this consent, that:

        1. The Offering, including the Over-allotment, is subject to the rights and preferences of the holders of Series C Preferred Stock set forth in the Series C Certificate, including, without limitation, any antidilution provisions.

        2. Any increase in the Offering and the Over-allotment shall be deemed to be part of the Offering for purposes of the 1% threshold in Section 4.2(f) of the Series C Certificate. Consequently, any such issuances at an implied or actual price below the then applicable conversion price of the Series C Preferred Stock will require a concurrent adjustment to such conversion price.

        3. As soon as practicable after the Offering, the Company shall deliver to the holders of Series C Preferred Stock a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock after taking into account the Offering and any other cumulative dilutive issuances, certified by the Company's Chief Financial Officer. In addition, the Company confirms its existing obligation to provide at least semiannually a certificate of the calculation of the adjustment to the conversion price of the Series C Preferred Stock, certified by the Company's Chief Financial Officer, taking into account all dilutive issuances made prior to the date of such certificate notwithstanding the 1% threshold in Section 4.2(f) of the Series C Certificate.

        4. The Company shall pay the reasonable legal and accounting fees and expenses of the holders of Series C Preferred Stock incurred in connection with the Offering and this consent.

        5. This consent shall be subject to pricing of the Offering at no more than a 10% discount from the market price at the time of pricing or on terms satisfactory to the undersigned, which terms (if more than a 10% discount is contemplated) shall be provided concurrently with the pricing of the Offering which is expected to occur during the week beginning December 3, 2001.
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The undersigned is also a party to the Amended and Restated Registration Rights
Agreement, dated as of August 8, 2000, by and among the Company, Motient Corporation and the investors listed therein (the "Registration Rights Agreement"), pursuant to which the undersigned has certain rights to effect a Piggyback Registration (as defined in the Registration Rights Agreement). The undersigned hereby consents to the amendment or waiver of the Registration Rights Agreement such that Holders (as defined in the Registration Rights Agreement) shall not have any right to cause a Piggyback Registration in connection with the Offering, provided that the Offering occurs during December 2001.

The undersigned, however, does not waive its "piggyback" registration rights to have any of its Registrable Securities (as defined in the Registration Rights Agreement) included in any other issuances of securities under the Shelf Registration.

Name of Holder:                     Number of Shares of Series C Preferred Stock

AMERICAN HONDA MOTOR CO., INC.      50,000

Dated: DECEMBER 7, 2001


By: /s/ S. SAKAMOTO
   ---------------------------
Name: S. Sakamoto
Title: Treasurer

ACKNOWLEDGED:

XM SATELLITE RADIO HOLDINGS INC.

By: /s/ JOSEPH M. TITLEBAUM
   ---------------------------
Name:  Joseph M. Titlebaum
Title: Senior Vice President


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